Exhibit 99.1

Brookdale Announces Second Quarter 2018 Results

Nashville, Tenn. August 6, 2018 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter ended June 30, 2018.

Second Quarter 2018 Highlights:

•	Same community Revenue per Occupied Unit (RevPOR) increased 0.9% from the second quarter of 2017.

•	The Company paid off its $316.3 million convertible senior notes that matured in June 2018.

•	During the quarter, the Company announced several transactions with its largest lessors, including agreements with Welltower Inc. and Ventas, Inc.

The Company reported net loss of $165.5 million for the three months ended June 30, 2018, compared to net loss of $46.3 million for the second quarter of 2017 and net loss of $457.2 million for the first quarter of 2018. Net cash provided by operating activities was $60.6 million for the second quarter of 2018, a decrease of $73.1 million compared to the second quarter of 2017 and a sequential increase of $22.7 million from the first quarter of 2018.  Adjusted EBITDA(1) was $142.2 million for the second quarter of 2018, a decrease of $18.1 million from the second quarter of 2017 and a sequential increase of $12.2 million from the first quarter of 2018.  Excluding transaction and organizational restructuring costs of $5.0 million and $17.2 million for the second and first quarters of 2018, respectively, Adjusted EBITDA was $147.2 million for the second quarter of 2018, a slight increase from the first quarter of 2018.  Adjusted Free Cash Flow(1) was $12.4 million for the second quarter of 2018, a decrease of $28.2 million compared to the second quarter of 2017 and a sequential increase of $6.9 million from the first quarter of 2018.  Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures was $5.8 million for the second quarter of 2018, compared to $7.9 million for the second quarter of 2017.

Lucinda ("Cindy") Baier, Brookdale's President and CEO, said “We are making significant progress on our turnaround strategy. In the second quarter, we announced mutually beneficial agreements with Ventas and Welltower and continued to advance our owned real estate strategy. Operationally, I am especially pleased that we reduced controllable move outs and we saw occupancy turn slightly positive from May into June. Financially, we delivered sequential improvement in Adjusted EBITDA and Adjusted Free Cash Flow."

(1) Adjusted EBITDA and Adjusted Free Cash Flow are financial measures that are not calculated in accordance with GAAP. See "Reconciliation of Non-GAAP Financial Measures" below for the Company's definitions of such financial measures, reconciliations of such measures to their most comparable GAAP financial measures and other important information regarding the use of the Company's non-GAAP financial measures. Prior period amounts of Adjusted Free Cash Flow presented herein have been recast to conform to the new presentation of cash flows following the Company’s adoption of ASU 2016-15 effective on January 1, 2018.

Second Quarter Financial Results

Total revenue for the second quarter of 2018 was $1.16 billion compared to $1.19 billion for the prior year period. Resident fees were $896.0 million for the second quarter of 2018, a decrease of 4.1% from the second quarter of 2017.  The decrease in resident fees was primarily a result of the disposition of 94 communities (9,920 units) through asset sales and lease terminations since the beginning of the prior year period. Second quarter RevPAR for the consolidated senior housing portfolio was $3,948, an increase of 1.9% from the second quarter of 2017, due to a year-over-year increase in RevPOR of 2.4%, which was partially offset by a decrease in weighted average unit occupancy of 50 basis points. See "Definitions of RevPAR and RevPOR" below for the Company's definitions of such terms.

Facility operating expenses for the second quarter of 2018 were $627.1 million, a decrease of 2.4% from the second quarter of 2017.  The decrease in facility operating expenses was primarily due to disposition activity, through asset sales and lease terminations, partially offset by an increase in same community labor expense. Combined segment operating margin was 31.3% for the second quarter of 2018 versus 32.8% for the second quarter of 2017.

Net loss for the second quarter of 2018 was $165.5 million, versus a net loss of $46.3 million for the second quarter of 2017. The second quarter 2018 net loss included a $146.5 million loss on lease termination and modification for the lease restructuring and termination transactions completed during the quarter.

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Weighted average shares outstanding were 187.6 million for the second quarter of 2018 compared with weighted average shares outstanding of 186.2 million for the prior year quarter.

Net cash provided by operating activities for the second quarter of 2018 was $60.6 million, a decrease of $73.1 million compared with the second quarter of 2017, driven primarily by cash payments to terminate community operating leases.

Non-GAAP Financial Measures

Adjusted EBITDA decreased 11.3% to $142.2 million for the second quarter of 2018, compared to $160.3 million for the second quarter of 2017. Excluding transaction and organizational restructuring costs of $5.0 million for the second quarter of 2018 and transaction and strategic project costs of $3.9 million for the second quarter of 2017, Adjusted EBITDA for the second quarter of 2018 decreased 10.4% to $147.2 million, compared to $164.2 million for the second quarter of 2017. The decrease in Adjusted EBITDA was primarily due to increases in community labor expense at the communities operated during both full periods and disposition activity, through asset sales and lease terminations of 94 communities, since the beginning of the prior year period. These were partially offset by a decrease in general and administrative expenses period over period.

The Company's Adjusted Free Cash Flow for the second quarter of 2018 decreased $28.2 million to $12.4 million compared to $40.6 million for the second quarter of 2017. The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures was $5.8 million for the second quarter of 2018 compared with $7.9 million for the prior year period.

Operating Activities

The Company reports information on five segments.  Three segments (Retirement Centers, Assisted Living and CCRCs-Rental) constitute the Company's consolidated senior housing portfolio.  The Ancillary Services segment includes the Company's home health, hospice and outpatient therapy services.  The Management Services segment includes the services provided to unconsolidated communities that are operated under management agreements.

Senior Housing

Revenue for the consolidated senior housing portfolio was $786.1 million for the second quarter of 2018, a decrease of 4.6% from the second quarter of 2017. Facility operating expenses were $527.4 million for the second quarter of 2018, a decrease of 3.3% from the second quarter of 2017. Operating income for the consolidated senior housing portfolio decreased by 7.1% from the second quarter of 2017, to $258.7 million for the second quarter of 2018.  The decrease in operating income during the three months ended June 30, 2018 was primarily due to an increase in same community operating expenses driven by an increase in labor expense. RevPAR increased 1.9% for the second quarter of 2018 compared to the second quarter of 2017. RevPOR increased 2.4% for the second quarter of 2018 compared to the second quarter of 2017 and occupancy decreased by 50 basis points.

Same community revenue for the consolidated senior housing portfolio for the second quarter of 2018 decreased 0.3% from the corresponding period in 2017.  Same community RevPAR decreased 0.2% in the second quarter of 2018 from the second quarter of 2017, due to a decline in weighted average unit occupancy of 100 basis points, which was partially offset by an increase in same community RevPOR of 0.9%. Sequentially, same community weighted average unit occupancy for the consolidated senior housing portfolio decreased 50 basis points to 84.3% from the first quarter of 2018. Same community facility operating expenses for the second quarter of 2018 increased by 3.2% over the second quarter of 2017, driven primarily by an increase in community labor expense. As a result, same community operating income for the consolidated senior housing portfolio for the second quarter of 2018 decreased by 6.6% from the second quarter of 2017, to $243.7 million.

Brookdale Ancillary Services

Revenue for the Company's ancillary services segment decreased $0.3 million, or 0.3%, to $109.9 million for the second quarter of 2018 compared to the prior year second quarter, primarily due to a decline in home health revenue, which was partially offset by an increase in volume for hospice services. Facility operating expenses for the second quarter of 2018 increased $2.6 million, or 2.6%, over the second quarter of 2017, primarily due to increases in labor expense and the expansion of hospice services. As a result, ancillary services operating income for the second quarter of 2018 was $10.2 million, a decrease of 22.1% versus the second quarter of 2017, with operating margin decreasing to 9.3% from 11.9% for the second quarter of 2017. Operating margin improved 180 basis points sequentially from the first quarter of 2018.

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Liquidity

Total liquidity for the Company was $487.0 million as of June 30, 2018, a decrease of $381.2 million from March 31, 2018. In June 2018, the Company paid off the outstanding principal amount of $316.3 million of convertible senior notes in cash upon their maturity. In conjunction with the Welltower transactions, the Company made a cash payment of $58.0 million to terminate community leases, which was partially offset by proceeds of $35.0 million for the completed sale of its interest in the Welltower RIDEA venture.

Liquidity as of June 30, 2018 included $126.6 million of unrestricted cash and cash equivalents, $20.0 million of marketable securities, and $340.4 million of availability on the Company's secured credit facility.

Transaction Update

Welltower Transactions

The Company entered into definitive agreements with lessor and venture partner, Welltower Inc. ("Welltower"), as further described in the Company's press release issued on June 27, 2018. The Company paid a lease termination fee of $58.0 million for the early termination of the Company's triple-net lease obligations on 37 communities effective June 30, 2018. Effective June 30, 2018, the Company completed the sale of its 20% equity interest in its existing Welltower RIDEA venture to Welltower for proceeds of approximately $35.0 million. At the Company’s option, the Company may terminate its leasehold interests for certain communities with annual base rent aggregating up to approximately $5.0 million upon sale by Welltower, with the Company to receive a corresponding 6.25% rent credit on Welltower's disposition proceeds.

Ventas Transactions

The Company entered into definitive agreements to restructure the Company's portfolio of 128 communities leased from Ventas, Inc. ("Ventas"), as further described in the Company's press release issued on April 27, 2018. The agreements combined substantially all of the communities leased from Ventas into a single master lease, which simplified the Company’s portfolio with Ventas by providing a uniform initial term through December 31, 2025, with two 10-year extension options available to the Company. The portfolio has a uniform annual rent escalator equal to the lesser of 2.25% or four times CPI commencing January 1, 2019. The Company will receive annual rent credits over the lease term, including $13 million through 2019. At the Company’s option, the Company may terminate its leasehold interests for certain communities with annual base rent aggregating up to approximately $30 million upon sale by Ventas, with the Company to receive a corresponding 6.25% rent credit on Ventas's disposition proceeds.

HCP Transactions

The Company has continued to make progress on transactions with HCP, Inc. ("HCP") announced in November 2017 pursuant to which the Company amended and restated triple-net leases covering substantially all of the communities leased from HCP into a master lease and entered into a definitive agreement with HCP for a multi-part transaction. In the second quarter of 2018, the Company completed its acquisition of five communities from HCP and the termination of leases on ten communities. Additionally, HCP terminated management agreements on seven communities. The Company financed the community acquisitions with non-recourse mortgage financing and the proceeds from the sales of its 10% ownership interest in two unconsolidated ventures with HCP. The Company expects the remaining terminations of its triple-net leases on 23 communities and management agreements on 20 communities to occur throughout the remainder of 2018. The closings of the various transactions are subject to the satisfaction of various conditions, including (where applicable) the receipt of regulatory approvals. However, there can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

Assets Held for Sale and Dispositions of Owned Communities

As of June 30, 2018, 15 communities (1,489 units) were classified as assets held for sale with a carrying value of $141.1 million, and $50.2 million of associated mortgage debt, which is included in the current portion of long-term debt. In February 2018, the Company announced that it planned to market in 2018 and sell approximately 30 owned communities. As of June 30, 2018, the Company has refined the plan to 28 owned communities, of which 2 communities are reported in assets held for sale. The closings of the expected sales of assets are subject (where applicable) to our successful marketing of such assets on terms acceptable to us. Further, the closings of the various pending transactions and expected sales of assets are, or will be, subject to the satisfaction of various conditions, including (where applicable) the receipt of regulatory approvals. However, there can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

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2018 Outlook

Based on the impact of transactions with Welltower entered into following the Company’s issuing guidance in May 2018, the Company is updating its full-year 2018 expectations for Adjusted EBITDA, excluding transaction and organizational restructuring costs, to a range of $535 million to $565 million.  This updated range reflects the estimated approximately $10 million impact to Adjusted EBITDA resulting from such transactions.

The Company reiterates its full-year 2018 guidance for Adjusted Free Cash Flow in a range of $10 million to $30 million and expects full-year amounts of transaction and organizational restructuring costs and non-development capital expenditures to be in line with the previously issued guidance.

The Company also reiterates its full-year 2018 guidance for the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures in a range of $10 million to $20 million.

The foregoing guidance includes the impact of transactions closed prior to the date hereof and the expected impact of the Company’s planned transactions, including plans to dispose of 15 communities classified as held for sale as of June 30, 2018, plans to market in 2018 and sell an additional 26 communities, expected lease terminations with respect to 34 communities, and expected terminations of management agreements with respect to 95 communities, and such expectations are based on the Company’s estimates regarding the timing of the closings of such transactions. Except for the foregoing transactions, the Company’s guidance excludes the impact of any future acquisition or disposition activity.

Reconciliations of the non-GAAP financial measures included in the foregoing guidance to the most comparable GAAP financial measures are not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA, Adjusted Free Cash Flow and the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from the Company's net income (loss), the Company's net cash provided by (used in) operating activities and the unconsolidated ventures' net cash provided by (used in) operating activities, as applicable. Variability in the timing or amounts of items required to reconcile each measure may have a significant impact on the Company's future GAAP results.

Supplemental Information

The Company will post on the Investor Relations section of the Company's website at www.brookdale.com supplemental information relating to the Company's second quarter 2018 results and an updated investor presentation.  The supplemental information will also be furnished in a Form 8-K to be filed with the SEC.

Earnings Conference Call

Brookdale's management will conduct a conference call to review the financial results of its second quarter ended June 30, 2018 on August 7, 2018 at 9:00 AM ET.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Brookdale Senior Living Second Quarter 2018 Earnings Call."

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available through the website.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on August 21, 2018 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "3973499".  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdale.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States.  The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 988 communities in 46 states and the ability to serve approximately 95,000 residents as of June 30, 2018.  Through its ancillary services program, the Company also

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offers a range of home health, hospice and outpatient therapy services.  Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.

Definitions of RevPAR and RevPOR

RevPAR, or average monthly senior housing resident fee revenues per available unit, is defined by the Company as resident fee revenues, excluding Brookdale Ancillary Services segment revenue and entrance fee amortization, for the corresponding portfolio for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenues per occupied unit, is defined by the Company as resident fee revenues, excluding Brookdale Ancillary Services segment revenue and entrance fee amortization, for the corresponding portfolio for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

Safe Harbor

Certain statements in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our redefined strategy, including initiatives undertaken to execute on our strategic priorities and their intended effect on our results; our operational, sales, marketing and branding initiatives; our expectations regarding the economy, the senior living industry, senior housing construction, supply and competition, occupancy and pricing and the demand for senior housing; our expectations regarding our revenue, cash flow, operating income, expenses, capital expenditures, including expected levels and reimbursements and the timing thereof, expansion, redevelopment and repositioning opportunities, including Program Max opportunities, and their projected costs, cost savings and synergies, and our liquidity and leverage; our plans and expectations with respect to acquisition, disposition, development, lease restructuring and termination, financing, re-financing and venture transactions and opportunities (including assets held for sale, the pending transactions with HCP, Inc. and our plans to market in 2018 and sell 26 additional owned communities), including the timing thereof and their effects on our results; our expectations regarding taxes, capital deployment and returns on invested capital, Adjusted EBITDA and Adjusted Free Cash Flow (as those terms are defined herein); our expectations regarding returns to stockholders, our share repurchase program and the payment of dividends; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to expand our offering of ancillary services; and our ability to anticipate, manage and address industry trends and their effect on our business. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "project," "predict," "continue," "plan," "target" or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the risk associated with the current global economic situation and its impact upon capital markets and liquidity; changes in governmental reimbursement programs; the risk of overbuilding, new supply and new competition; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term lease payments and to fund our planned capital projects; risks related to the implementation of our redefined strategy, including initiatives undertaken to execute on our strategic priorities and their effect on our results; the effect of our indebtedness and long-term leases on our liquidity; the effect of our non-compliance with any of our debt or lease agreements (including the financial covenants contained therein) and the risk of lenders or lessors declaring a cross default in the event of our non-compliance with any such agreements; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; our determination from time to time to purchase any shares under our share repurchase program; our ability to fund any repurchases; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance

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with our plans; our ability to complete acquisition, disposition, lease restructuring and termination, financing, re-financing and venture transactions (including assets held for sale, the pending transactions with HCP, Inc. and our plans to market in 2018 and sell 26 additional owned communities) on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and our ability to identify and pursue any such opportunities in the future; our ability to successfully integrate acquisitions; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased wage pressure and union activity; departure of our key officers and potential disruption caused by changes in management; increases in market interest rates; environmental contamination at any of our communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; unanticipated costs to comply with legislative or regulatory developments, including requirements to obtain emergency power generators for our communities; as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including those contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or associated earnings call. We cannot guarantee future results, levels of activity, performance or achievements, and we expressly disclaim any obligation to release publicly any updates or revisions to any of these forward-looking statements to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2018	2017	2018	2017
Revenue
Resident fees	$895,969	$934,070	$1,802,235	$1,950,997
Management fees	17,071	22,442	35,752	38,336
Reimbursed costs incurred on behalf of managed communities	242,160	229,960	504,447	413,905
Total revenue	1,155,200	1,186,472	2,342,434	2,403,238

Expense
Facility operating expense (excluding depreciation and amortization of $105,316, $105,673, $208,484, and $220,552, respectively)	627,076	642,405	1,259,401	1,316,947
General and administrative expense (including non-cash stock-based compensation expense of $6,269, $7,246, $14,675, and $15,020, respectively)	60,314	67,090	137,024	132,650
Transaction costs	2,593	3,339	7,318	10,932
Facility lease expense	81,960	84,690	162,360	173,497
Depreciation and amortization	116,116	120,887	230,371	248,374
Goodwill and asset impairment	16,103	1,559	446,466	22,265
Loss on facility lease termination and modification, net	146,467	6,368	146,467	6,368
Costs incurred on behalf of managed communities	242,160	229,960	504,447	413,905
Total operating expense	1,292,789	1,156,298	2,893,854	2,324,938
Income (loss) from operations	(137,589)	30,174	(551,420)	78,300

Interest income	2,941	804	5,924	1,435
Interest expense:
Debt	(48,967)	(41,517)	(94,694)	(82,090)
Capital and financing lease obligations	(22,389)	(32,228)	(45,320)	(82,087)
Amortization of deferred financing costs and debt premium (discount)	(2,328)	(2,692)	(6,284)	(5,283)
Change in fair value of derivatives	(217)	(39)	(143)	(85)
Debt modification and extinguishment costs	(9)	(693)	(44)	(754)
Equity in loss of unconsolidated ventures	(1,324)	(4,570)	(5,567)	(3,589)
Gain (loss) on sale of assets, net	23,322	(547)	66,753	(1,150)
Other non-operating income	5,505	2,236	8,091	3,898
Income (loss) before income taxes	(181,055)	(49,072)	(622,704)	(91,405)
Benefit (provision) for income taxes	15,546	2,735	(39)	(81,293)
Net income (loss)	(165,509)	(46,337)	(622,743)	(172,698)
Net (income) loss attributable to noncontrolling interest	21	50	67	107
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(165,488)	$(46,287)	$(622,676)	$(172,591)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.88)	$(0.25)	$(3.33)	$(0.93)

Weighted average shares used in computing basic and diluted net income (loss) per share	187,585	186,212	187,234	185,952

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Condensed Consolidated Balance Sheets

(in thousands)	June 30, 2018	December 31, 2017
Cash and cash equivalents	$126,637	$222,647
Marketable securities	19,991	291,796
Restricted cash	39,015	37,189
Accounts receivable, net	118,005	128,961
Assets held for sale	141,104	106,435
Prepaid expenses and other current assets, net	106,394	114,844
Total current assets	551,146	901,872
Property, plant and equipment and leasehold intangibles, net	5,715,931	5,852,145
Other assets, net	462,570	921,432
Total assets	$6,729,647	$7,675,449

Current liabilities	$736,170	$1,095,776
Long-term debt, less current portion	3,471,220	3,375,324
Capital and financing lease obligations, less current portion	1,066,236	1,164,466
Other liabilities	535,364	509,592
Total liabilities	5,808,990	6,145,158
Total Brookdale Senior Living Inc. stockholders' equity	921,161	1,530,728
Noncontrolling interest	(504)	(437)
Total equity	920,657	1,530,291
Total liabilities and equity	$6,729,647	$7,675,449

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Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
(in thousands)	2018	2017
Cash Flows from Operating Activities
Net income (loss)	$(622,743)	$(172,698)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Debt modification and extinguishment costs	44	754
Depreciation and amortization, net	236,655	253,657
Goodwill and asset impairment	446,466	22,265
Equity in loss of unconsolidated ventures	5,567	3,589
Distributions from unconsolidated ventures from cumulative share of net earnings	1,147	892
Amortization of deferred gain	(2,179)	(2,186)
Amortization of entrance fees	(837)	(2,030)
Proceeds from deferred entrance fee revenue	1,398	3,952
Deferred income tax (benefit) provision	(991)	80,373
Straight-line lease (income) expense	(8,595)	(6,126)
Change in fair value of derivatives	143	85
(Gain) loss on sale of assets, net	(66,753)	1,150
Loss on facility lease termination and modification, net	133,423	6,368
Non-cash stock-based compensation expense	14,675	15,020
Non-cash interest expense on financing lease obligations	6,446	10,021
Amortization of (above) below market lease, net	(3,574)	(3,394)
Non-cash management contract termination fee	(5,076)	—
Other	(156)	(2,969)
Changes in operating assets and liabilities:
Accounts receivable, net	10,956	11,957
Prepaid expenses and other assets, net	1,878	18,979
Trade accounts payable and accrued expenses	(57,615)	(47,982)
Tenant refundable fees and security deposits	(303)	(215)
Deferred revenue	8,608	9,070
Net cash provided by operating activities	98,584	200,532
Cash Flows from Investing Activities
Change in lease security deposits and lease acquisition deposits, net	(2,962)	5
Sale of marketable securities, net	273,273	(29,779)
Additions to property, plant and equipment and leasehold intangibles, net	(120,458)	(89,570)
Acquisition of assets, net of related payables and cash received	(271,320)	(400)
Investment in unconsolidated ventures	(8,864)	(186,166)
Distributions received from unconsolidated ventures	9,397	8,045
Proceeds from sale of assets, net	130,897	34,455
Property insurance proceeds	156	2,969
Other	1,393	947
Net cash provided by (used in) investing activities	11,512	(259,494)

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Cash Flows from Financing Activities
Proceeds from debt	279,919	92,571
Repayment of debt and capital and financing lease obligations	(466,267)	(89,204)
Proceeds from line of credit	200,000	—
Repayment of line of credit	(200,000)	—
Payment of financing costs, net of related payables	(3,191)	(1,181)
Proceeds from refundable entrance fees, net of refunds	52	(1,554)
Payments for lease termination	(10,548)	(552)
Payments of employee taxes for withheld shares	(2,715)	(5,320)
Other	770	1,054
Net cash used in financing activities	(201,980)	(4,186)
Net decrease in cash, cash equivalents and restricted cash	(91,884)	(63,148)
Cash, cash equivalents and restricted cash at beginning of period	282,546	277,322
Cash, cash equivalents and restricted cash at end of period	$190,662	$214,174

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Reconciliation of Non-GAAP Financial Measures

This earnings release contains financial measures utilized by management to evaluate the Company's operating performance and liquidity that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  Each of these measures, Adjusted EBITDA and Adjusted Free Cash Flow, should not be considered in isolation from or as superior to or as a substitute for net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or other financial measures determined in accordance with GAAP.  The Company uses these non-GAAP financial measures to supplement its GAAP results in order to provide a more complete understanding of the factors and trends affecting its business.

The Company strongly urges you to review the reconciliations of Adjusted EBITDA from the Company's net income (loss), the Company's Adjusted Free Cash Flow from the Company's net cash provided by (used in) operating activities, and the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from such ventures' net cash provided by (used in) operating activities, along with its condensed consolidated financial statements included herein.  The Company also strongly urges you not to rely on any single financial measure to evaluate its business.  The Company cautions investors that amounts presented in accordance with its definitions of Adjusted EBITDA and Adjusted Free Cash Flow may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner.

Adjusted EBITDA

Definition of Adjusted EBITDA

The Company defines Adjusted EBITDA as net income (loss) before: provision (benefit) for income taxes; non-operating (income) expense items; depreciation and amortization (including non-cash impairment charges); (gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination and modification); straight-line lease expense (income), net of amortization of (above) below market rents; amortization of deferred gain; non-cash stock-based compensation expense; and change in future service obligation.

Management's Use of Adjusted EBITDA

The Company uses Adjusted EBITDA to assess its overall operating performance. The Company believes this non-GAAP measure, as it has defined it, is helpful in identifying trends in its day-to-day performance because the items excluded have little or no significance on its day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current operating goals as well as achieve optimal operating performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides the Company with a measure of operating performance, independent of items that are beyond the control of management in the short-term, such as the change in the liability for the obligation to provide future services under existing lifecare contracts, depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), taxation and interest expense associated with the Company's capital structure. This metric measures the Company's operating performance based on operational factors that management can impact in the short-term, namely revenues and the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the operating performance of the business on a regular basis. The Company believes that Adjusted EBITDA is also used by research analysts and investors to evaluate the performance of and value companies in its industry.

Limitations of Adjusted EBITDA

Adjusted EBITDA has limitations as an analytical tool. Material limitations in making the adjustments to the Company's net income (loss) to calculate Adjusted EBITDA, and using this non-GAAP financial measure as compared to GAAP net income (loss), include:

•
the cash portion of interest expense, income tax (benefit) provision and non-recurring charges related to gain (loss) on sale of communities (or facility lease termination and modification) and extinguishment of debt activities generally represent charges (gains), which may significantly affect the Company's operating results; and

•
depreciation and amortization and asset impairment represent the wear and tear and/or reduction in value of the Company's communities and other assets, which affects the services the Company provides to residents and may be indicative of future needs for capital expenditures.

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The Company believes Adjusted EBITDA is useful to investors in evaluating its operating performance because it is helpful in identifying trends in its day-to-day performance since the items excluded have little or no significance to the Company's day-to-day operations and it provides an assessment of its revenue and expense management.

The table below reconciles Adjusted EBITDA from net income (loss) for the three months ended June 30, 2018, March 31, 2018 and June 30, 2017 and six months ended June 30, 2018 and 2017:

	Three Months Ended			Six Months Ended
(in thousands)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income (loss)	$(165,509)	$(457,234)	$(46,337)	$(622,743)	$(172,698)
(Benefit) provision for income taxes	(15,546)	15,585	(2,735)	39	81,293
Equity in loss of unconsolidated ventures	1,324	4,243	4,570	5,567	3,589
Debt modification and extinguishment costs	9	35	693	44	754
Gain on sale of assets, net	(23,322)	(43,431)	547	(66,753)	1,150
Other non-operating income	(5,505)	(2,586)	(2,236)	(8,091)	(3,898)
Interest expense	73,901	72,540	76,476	146,441	169,545
Interest income	(2,941)	(2,983)	(804)	(5,924)	(1,435)
Income (loss) from operations	(137,589)	(413,831)	30,174	(551,420)	78,300
Depreciation and amortization	116,116	114,255	120,887	230,371	248,374
Goodwill and asset impairment	16,103	430,363	1,559	446,466	22,265
Loss on facility lease termination and modification, net	146,467	—	6,368	146,467	6,368
Straight-line lease (income) expense	(2,430)	(6,165)	(3,119)	(8,595)	(6,126)
Amortization of (above) below market lease, net	(1,636)	(1,938)	(1,697)	(3,574)	(3,394)
Amortization of deferred gain	(1,089)	(1,090)	(1,093)	(2,179)	(2,186)
Non-cash stock-based compensation expense	6,269	8,406	7,246	14,675	15,020
Adjusted EBITDA (1)	$142,211	$130,000	$160,325	$272,211	$358,621

(1)
The calculation of Adjusted EBITDA includes transaction and organizational restructuring costs of $5.0 million and $17.2 million for the three months ended June 30, 2018 and March 31, 2018, respectively, and $22.2 million for the six months ended June 30, 2018. The calculation of Adjusted EBITDA includes transaction and strategic project costs of $3.9 million and $11.6 million for the three and six months ended June 30, 2017, respectively. Transaction costs include third party costs directly related to acquisition and disposition activity, community financing and leasing activity, the Company's assessment of options and alternatives to enhance stockholder value, and stockholder relations advisory matters, and are primarily comprised of legal, finance, consulting, professional fees and other third party costs. Organizational restructuring costs include those related to the Company's efforts to reduce general and administrative expense and senior leadership changes, including severance and retention costs. Strategic project costs include costs associated with certain strategic projects related to refining the Company's strategy, building out enterprise-wide capabilities (including the EMR roll-out project) and reducing costs and achieving synergies by capitalizing on scale.

Adjusted Free Cash Flow

Definition of Adjusted Free Cash Flow

The Company defines Adjusted Free Cash Flow as net cash provided by (used in) operating activities before: changes in operating assets and liabilities; gain (loss) on facility lease termination and modification; and distributions from unconsolidated ventures from cumulative share of net earnings; plus: proceeds from refundable entrance fees, net of refunds; and property insurance proceeds; less: lease financing debt amortization and Non-Development CapEx. Non-Development CapEx is comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades and other major building infrastructure projects for the Company's communities. Non-Development CapEx does not include capital expenditures for community expansions and major community redevelopment and repositioning projects, including the Company's Program Max initiative, and the development of new communities. Amounts of Non-Development CapEx are presented net of lessor reimbursements received or anticipated to be received in the calculation of Adjusted Free Cash Flow.

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The Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is calculated based on its equity ownership percentage and in a manner consistent with the definition of Adjusted Free Cash Flow for its consolidated entities. The Company's investments in its unconsolidated ventures are accounted for under the equity method of accounting and, therefore, its proportionate share of Adjusted Free Cash Flow of unconsolidated ventures does not represent cash available to its consolidated business except to the extent it is distributed to the Company.

The Company adopted ASU 2016-15, Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15") on January 1, 2018 and has applied ASU 2016-15 retrospectively for all periods presented. Among other things, ASU 2016-15 provides that debt prepayment and extinguishment costs will be classified within financing activities in the statement of cash flows. The Company has identified $0.7 million of cash paid for debt modification and extinguishment costs for each of the three and six months ended June 30, 2017, which it has retrospectively classified as cash flows from financing activities, resulting in a corresponding increase to the amount of net cash provided by operating activities for such periods. The Company did not change its definition of Adjusted Free Cash Flow upon its adoption of ASU 2016-15. Following the Company's adoption of ASU 2016-15, the amount of Adjusted Free Cash Flow increased $0.7 million for each of the three and six months ended June 30, 2017.

Management's Use of Adjusted Free Cash Flow

The Company uses Adjusted Free Cash Flow to assess its overall liquidity. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial and liquidity goals as well as to achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow measures the Company's liquidity based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted Free Cash Flow is one of the metrics used by the Company's senior management and board of directors (i) to review its ability to service its outstanding indebtedness, including its credit facilities, (ii) to review its ability to pay dividends to stockholders or engage in share repurchases, (iii) to review its ability to make capital expenditures, (iv) for other corporate planning purposes and/or (v) in making compensation determinations for certain of its associates (including its named executive officers).

Limitations of Adjusted Free Cash Flow

Adjusted Free Cash Flow has limitations as an analytical tool. Material limitations in making the adjustments to the Company's net cash provided by (used in) operating activities to calculate Adjusted Free Cash Flow, and using this non-GAAP financial measure as compared to GAAP net cash provided by (used in) operating activities, include:

•
Adjusted Free Cash Flow does not represent cash available for dividends or discretionary expenditures, since the Company has mandatory debt service requirements and other non-discretionary expenditures not reflected in this measure; and

•
the cash portion of non-recurring charges related to gain (loss) on lease termination and modification and extinguishment of debt activities generally represent charges (gains), which may significantly affect the Company's financial results.

In addition, the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures has limitations as an analytical tool because such measure does not represent cash available directly for use by the Company's consolidated business except to the extent actually distributed to the Company, and the Company does not have control, or the Company shares control in determining, the timing and amount of distributions from its unconsolidated ventures and, therefore, it may never receive such cash.

The Company believes Adjusted Free Cash Flow is useful to investors because it assists their ability to meaningfully evaluate (1) its ability to service its outstanding indebtedness, including its credit facilities and capital and financing leases, (2) its ability to pay dividends to stockholders or engage in share repurchases, (3) its ability to make capital expenditures, and (4) the underlying value of its assets, including its interests in real estate.

The Company believes presentation of its proportionate share of Adjusted Free Cash Flow of unconsolidated ventures is useful to investors since such measure reflects the cash generated by the operating activities of the unconsolidated ventures for the reporting period and, to the extent such cash is not distributed to the Company, it generally represents cash used or to be used by the ventures for the repayment of debt, investing in expansions or acquisitions, reserve requirements, or other corporate uses by

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such ventures, and such uses reduce the Company's potential need to make capital contributions to the ventures of its proportionate share of cash needed for such items.

The table below reconciles the Company's Adjusted Free Cash Flow from its net cash provided by operating activities for the three months ended June 30, 2018, March 31, 2018 and June 30, 2017 and six months ended June 30, 2018 and 2017:

	Three Months Ended			Six Months Ended
(in thousands)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net cash provided by operating activities	$60,620	$37,964	$133,759	$98,584	$200,532
Net cash (used in) provided by investing activities	(79,643)	91,155	(59,751)	11,512	(259,494)
Net cash (used in) provided by financing activities	(185,876)	(16,104)	19,375	(201,980)	(4,186)
Net (decrease) increase in cash, cash equivalents and restricted cash	$(204,899)	$113,015	$93,383	$(91,884)	$(63,148)

Net cash provided by operating activities	$60,620	$37,964	$133,759	$98,584	$200,532
Changes in operating assets and liabilities	6,076	30,400	(40,401)	36,476	8,191
Proceeds from refundable entrance fees, net of refunds	(171)	223	(652)	52	(1,554)
Lease financing debt amortization	(18,787)	(21,114)	(14,382)	(39,901)	(31,630)
Loss on facility lease termination and modification, net	13,044	—	—	13,044	—
Distributions from unconsolidated ventures from cumulative share of net earnings	(739)	(408)	(453)	(1,147)	(892)
Non-development capital expenditures, net	(47,681)	(41,736)	(38,832)	(89,417)	(73,554)
Property insurance proceeds	—	156	1,571	156	2,969
Adjusted Free Cash Flow (1)	$12,362	$5,485	$40,610	$17,847	$104,062

(1) The calculation of Adjusted Free Cash Flow includes transaction and organizational restructuring costs of $5.0 million and $17.2 million for the three months ended June 30, 2018 and March 31, 2018, respectively, and $22.2 million for the six months ended June 30, 2018. The calculation of Adjusted Free Cash Flow includes transaction and strategic project costs of $3.9 million and $11.6 million for the three and six months ended June 30, 2017, respectively.

The table below reconciles the Company's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures from net cash provided by operating activities of such unconsolidated ventures for the three and six months ended June 30, 2018 and 2017.  For purposes of this presentation, amounts for each line item represent the aggregate amounts of such line items for all of the Company's unconsolidated ventures.

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	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2018	2017	2018	2017
Net cash provided by operating activities	$47,510	$85,867	$97,772	$145,791
Net cash used in investing activities	(15,746)	(26,408)	(30,388)	(1,170,523)
Net cash (used in) provided by financing activities	(29,380)	(37,686)	(52,659)	1,107,373
Net increase in cash, cash equivalents and restricted cash	$2,384	$21,773	$14,725	$82,641

Net cash provided by operating activities	$47,510	$85,867	$97,772	$145,791
Changes in operating assets and liabilities	(13,838)	(16,559)	(12,719)	(14,473)
Proceeds from refundable entrance fees, net of refunds	(3,323)	(5,028)	(10,035)	(9,393)
Non-development capital expenditures, net	(18,867)	(23,739)	(38,928)	(40,766)
Property insurance proceeds	634	834	1,535	1,227
Adjusted Free Cash Flow of unconsolidated ventures	$12,116	$41,375	$37,625	$82,386

Brookdale weighted average ownership percentage	47.9%	19.1%	30.9%	20.2%
Brookdale's proportionate share of Adjusted Free Cash Flow of unconsolidated ventures	$5,798	$7,920	$11,622	$16,670

Contact:
Brookdale Senior Living Inc.

Investor Relations:	(615) 564-8104
Kathy MacDonald	kathy.macdonald@brookdale.com

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